Exhibit 10.11

February 25, 2021

Mr. Imad Mouline

Address

Address

Re:Amendment to Terms of Employment

Dear Imad:

This letter amends and supplements the terms of your employment agreement with Everbridge, Inc. (the “Company”) dated July 26, 2012 (the “Agreement”). Capitalized terms used without definition herein shall have the meaning assigned to such terms in the Agreement.

1.	Section 1(b) of the Agreement shall be amended and restated as follows:

(b)Best Efforts. For so long as you are employed hereunder, you will devote an average of 20% of your business time and energies to the business and affairs of the Company, and, when performing work for the Company, shall faithfully, industriously and to the best of your  ability, experience and talent, perform the duties and responsibilities described in Schedule 1. In furtherance of, and not in limitation of the foregoing, during the term of this Agreement, you further agree that you shall not, with the exception of the company or companies that are identified on Schedule 2 attached hereto, if any, and subject to the provisions thereof, render commercial or professional services of any nature, including as a founder, advisor, or a member of a board of directors, to any person or organization, whether or not for compensation, that is competitive with the business, products or services at any time offered, developed or marketed by the Company and/or its subsidiaries, without the prior approval of the Chief Executive Officer in his sole discretion; provided, however, that nothing contained in this Section 1(b) will be deemed to prevent or limit your right to manage your personal investments on your own personal time. As set forth above, your employment with the Company is "at-will,'' and, accordingly, either you or the Company may terminate your employment at any time, with or without cause, for any reason or no reason.

2.	Section 2 of the Agreement shall be amended and restated as follows:

1.Compensation. During the term of your employment with the Company, the Company will pay you the following compensation:

(a)Base Salary.   As of January 4, 2021 (the "Effective Date"), you will be paid an annual salary of $58,300 (the "Base Salary"). The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. Your Base Salary will be subject to standard payroll deductions and withholdings, and payable in accordance with the Company's standard payroll practice as it exists from time to time. You also will receive an

WWW.EVERBRIDGE.COM

Mr. Imad Mouline

February 25, 2021

additional $15,000 as additional consideration for this part-time employment arrangement and your commitments to the Company, payable no later than April 2022.

(b)Expenses. During the term of your employment, the Company shall reimburse you for all reasonable and documented expenses incurred by you in the performance of your duties under this Agreement in accordance with Company policy.

(c)Annual Performance Bonus. You will be eligible to earn an annual performance bonus at the conclusion of each year of employment with the Company (the "Annual Bonus"). The amount, award and timing of the payment of the Annual Bonus shall be set forth in a Company Management Incentive Plan, established each year by the Board, in its discretion. Your Annual Bonus target for fiscal 2021 is $22,000. You will be eligible for payment of the 2021 Annual Bonus as long as you remain an employee of the Company through December 31, 2021, provided that the amount of the bonus payment shall be as determined by the Board and the Chief Executive Officer based on the Company’s performance against the metrics established in the Company's Management Incentive Plan for fiscal year 2021 and your performance. Any bonus payment shall be paid at the same time as other members of the Company’s Senior Management Team in or about April 2022. Company Management Incentive Plans, if any, for subsequent years, shall be provided to you by the Chief Executive Officer.

(d)Equity Grant. You also have received a grant of 4,000 Performance-based Restricted Stock Units (the “2021 Grant”) under the Company’s 2016 Equity Incentive Plan, which will vest on December 31, 2021, subject to your achievement of performance goals established by the Chief Executive Officer and set forth in the grant agreement. If your employment with the Company is terminated prior to December 31, 2021, other than for Cause (as defined in Section 3(e) below), then you will receive pro-rated vesting of the 2021 Grant, which will vest on your last day of employment. All of your other existing equity grants will continue to vest in accordance with their terms.

(e)Employee Benefits. As an employee of the Company, you will be eligible to participate in such Company-sponsored benefits and programs as are made generally available by the Board to other employees of the Company, provided that you acknowledge that you are not eligible for medical benefits due to your part-time status. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy as established by the Board and as in effect from time to time. The Company reserves the right to change or eliminate any benefit plans at any time, upon notice to you.

3.

Any inventions and works made for hire, described in prior agreements between you and the Company related to proprietary information and inventions owned by the Company, does not include work created by you or in which you are involved resulting from work performed by you for third parties, other than the Company or its customers or partners.

4.	Schedule 1, Duties and Responsibilities, of the Agreement shall be amended and restated as follows:

Mr. Imad Mouline

February 25, 2021

Your duties and responsibilities will be allocated across particular categories of activities and events as agreed by you and the Chief Executive Officer.

5.	Except as set forth in this Amendment, the terms and conditions of the Agreement remain in full force and effect.

Please sign below to indicate your agreement with the terms of this Amendment.

Very truly yours,

EVERBRIDGE, INC.

By:	/s/ David Meredith
David Meredith
Chief Executive Officer

ACCEPTED AND AGREED TO BY:

/s/ Imad Mouline
Imad Mouline

Date:	February 26, 2021